Exhibit 99.4
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Stephen Menzies
Senior Vice President and Group President, Rail and Railcar Leasing Groups
July 29, 2010
     Thank you, Tim, Good morning!
     2nd quarter operating results of the Rail Group and Leasing Group were in line with our expectations. We saw lease fleet utilization increase to 98.7% and shipped approximately 890 new railcars. Our new railcar order backlog grew during the second quarter allowing us to plan a consistent level of production for the balance of the year. I am pleased with our operating performance in a highly challenging and uncertain railcar marketplace.
     We have seen some improvement in demand for certain key railcar types. Demand has improved for railcars that transport chemicals, minerals and agricultural products while railcars that serve the lumber, paper, automotive and coal industries continue to suffer from weak demand. Lease renewals and lease rates appear to be stabilizing and even improving in several markets. Currently, the lack of a strong recovery in North American industrial production and the overhang of idle railcars continues to impede any broad-based, sustainable recovery in railcar demand.
     During the 2nd quarter, the industry received orders to build approximately 4,900 new railcars raising the total for the 1st half of 2010 to almost 10,000 railcars. While industry orders for the 1st half have risen above 2009 levels, the overall demand is still well below the industry’s capacity for deliveries.
     TrinityRail received approximately 1,900 railcar orders during the 2nd quarter. We continue to be selective about orders we pursue. The orders we received fit well with our production plans and included tank and covered hoppers from railroads, third party lessors and industrial shippers. TrinityRail’s backlog was approximately 3,990 railcars at the end of the 2nd quarter up 34% from 2,980 railcars at the end of 1st quarter 2010. Approximately 40% of the units in our railcar production backlog is for customers of our leasing business. Based upon orders received and current inquiry levels, we have increased our projection for railcar production through the end of the year. We now expect to deliver between 1,100 and 1,300 railcars during the 3rd quarter. For comparison, we shipped 890 railcars in the 2nd quarter and 500 railcars in the 1st quarter of this year.
     We added 720 new railcars during the 2nd quarter to our lease portfolio bringing our total lease fleet to more than 50,970 railcars, a 5% increase compared to 48,630 railcars at the end of the 2nd quarter 2009. Our lease fleet utilization increased sequentially to 98.7% from 98.3% at the end of 1st quarter 2010. Our average remaining lease term declined to 3.6 years and the average age of the fleet is 5.6 years. The TRIP lease fleet totals 14,700 railcars operating at a 99.5% utilization.
     We have increased our new railcar production plans as a result of our increased backlog. Our operating flexibility has allowed us to increase production to meet customer needs. We continue to closely monitor demand in various industry market segments. However, we see conflicting economic data and rail transportation metrics making it difficult to determine the timing or sustainability of a broad-based recovery in railcar demand.
     We will adjust to further changes in the marketplace as needed while aggressively pursuing select railcar building and lease investment opportunities that meet our objectives. We expect to continue to grow our lease fleet which continues to perform very well throughout difficult operating circumstances.
     I’ll now turn it over to Antonio.